CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2017, relating to the financial statements and financial highlights of Leland Currency Strategy Fund, Leland Real Asset Opportunities Fund, Leland Thomson Reuters Private Equity Index Fund, and Leland Thomson Reuters Venture Capital Index Fund, a series of Northern Lights Fund Trust III, for the year ended September 30, 2017, and to the references to our firm under the headings “Financial Highlights” and in the Prospectus and “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 25, 2018